Exhibit 99.1

April 15, 2011
Franklin Financial Announces 2nd  Quarter Dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular quarterly dividend for the second quarter of 2011. The second quarter 2011 cash dividend was the same as the regular quarterly cash dividend paid in the second quarter of 2010.

Total regular cash dividends paid during the first two quarters of 2011 will be $.54 per share, matching the per share cash dividend paid during the same period in 2010. The second quarter cash dividend will be paid on May 25, 2011 to shareholders of record at the close of business on May 6.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of over $970 million. Its wholly owned subsidiary, F&M Trust Company, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.